Exhibit 3.1

Explanatory Note: Attached below is a marked version of Section 3.2 of Article II of the Company’s Amended and Restated By-Laws. Only Section 3.2 of Article II of the Amended and Restated By-Laws is included in this exhibit to the Company’s Form 8-K.

SECTION 3.2. Number, Tenure and, Qualifications and Election.

(a)
Number. Except as otherwise provided in the Articles of Incorporation, the number of directors (exclusive of directors, if any, elected by the holders of one or more series of preferred stock, voting separately as a series pursuant to the provisions of the Articles of Incorporation) shall be not less than 3 nor more than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors then in office.
(b)
Tenure. At the 2014 annual meeting of shareholders, the successors of the directors whose terms expire at the meeting shall be elected for a term expiring at the 2015 annual meeting of shareholders and until their successors shall be elected and shall qualify; at the 2015 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2016 annual meeting of shareholders and until their successors shall be elected and shall qualify; and at each annual meeting of shareholders thereafter, the successors of the directors whose terms expire at that meeting shall be elected for terms expiring at the next annual meeting of shareholders and until the successors of such directors shall be duly and shall qualify, until such director resigns or until there is a decrease in the number of directors.
(a)
Qualifications. A director need not be a resident of the state of Wisconsin or a shareholder of the Corporation except if required by the Articles of Incorporation. The Board of Directors, at its discretion, may establish any qualifications for directors, which qualifications, if any, shall only be applied for determining qualifications of a nominee for director as of the date of the meeting at which such nominee is to be elected or appointed.
(a)
Election. In a non-contested election, directors shall be elected by a majority of the votes cast by holders of shares of the Corporation’s common stock entitled to vote in the election at a shareholders meeting at which a quorum is present. In a contested election, directors shall be elected by a plurality of the votes cast by holders of shares of the Corporation’s common stock entitled to vote in the election at a shareholders meeting at which a quorum is present. For purposes of this Section 3.2(d), (i) a “contested election” means that, as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting and (ii) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes cast against the election of that director (with abstentions and broker non-votes not counted as votes cast).

If an incumbent director fails to receive the affirmative vote of a majority of the votes cast in a non-contested election, then following the announcement of the final results of balloting for the election, such director shall promptly tender his or her resignation to the ~~Nominating and Governance Committee~~ Governance and Sustainability Committee. Any such resignation shall be effective only upon its acceptance by the Board of Directors. The ~~Nominating and Governance Committee~~ Governance and Sustainability Committee shall recommend to the Board of Directors whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the recommendation of the ~~Nominating and Governance Committee~~ Governance and Sustainability Committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the announcement of the final results of balloting for the election.

The director who has tendered his or her resignation in accordance with this By-Law shall not participate in the ~~Nominating and Governance Committee’s~~ Governance and Sustainability Committee’s or the Board of Directors’ deliberations or decision with respect to the tendered resignation. If one or more directors’ resignations are accepted by the Board, the ~~Nominating and Governance Committee~~ Governance and Sustainability Committee shall recommend to the Board of Directors whether to fill such vacancy or vacancies or to reduce the size of the Board.

In the event that a director does not promptly tender his or her resignation pursuant to the requirements of this Section, the ~~Nominating and Governance Committee~~ Governance and Sustainability Committee shall recommend to the Board of Directors whether to take such actions as may be necessary to reduce the size of the Board to eliminate such director’s position, or whether other action should be taken. The Board of Directors shall act on the recommendation of the ~~Nominating and Governance Committee~~ Governance and Sustainability Committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the announcement of the final results of balloting for the election. If all the members of the ~~Nominating and Governance Committee~~ Governance and Sustainability Committee are required under this By-Law to resign, then the Board of Directors shall make its decision with respect to the tendered resignations, the size of the Board or any vacancy, as the case may be, without the recommendation of the ~~Nominating and Governance Committee~~ Governance and Sustainability Committee.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles of Incorporation applicable thereto. Directors so elected shall not be divided into classes unless expressly provided by such Articles, and during the prescribed terms of office of such directors, the Board of Directors shall consist of such directors in addition to the number of directors determined as provided in Section 3.2(a).